EXHIBIT 10.3 (15)
MGM MIRAGE
FREESTANDING STOCK APPRECIATION RIGHT AGREEMENT

No. of shares subject to the SAR:	SAR No.
     This Agreement (this “Agreement”) is made by and between MGM MIRAGE, a Delaware corporation (the “Company”), and                 (the “Participant”) as of                                         .
RECITALS
     A. The Board of Directors of the Company (the “Board”) has adopted the MGM MIRAGE 2005 Omnibus Incentive Plan, which provides for the granting of awards, including SARs (as that term is defined in Section 1 below) to selected employees.
     B. The Board believes that the grant of SARs will stimulate the interest of selected employees in, and strengthen their desire to remain with, the Company or a Parent or Subsidiary (as those terms are hereinafter defined).
     C. The Compensation Committee appointed to administer the Plan (the “Committee”) has authorized the grant of an SAR to Participant pursuant to the terms of the Plan and this Agreement.
     Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:
     1. Definitions.
          1.1 “Code” means the Internal Revenue Code of 1986, as amended.
          1.2 “Parent” means a parent corporation as defined in Section 424(e) of the Code.
          1.3 “SAR” means a Stock Appreciation Right that is granted independently of any Option pursuant to the Plan.
          1.4 “Stock” means the Company’s common stock, $.01 par value per share.
          1.5 “Stock Appreciation Right” means an award pursuant to the Plan to be settled in Stock, with the number of shares to be delivered based upon the increase in value of the underlying Stock, granted in tandem with or independently of an option granted under the Plan.

          1.6 “Subsidiary” means a subsidiary corporation as defined in Section 424(f) of the Code or corporation or other entity, whether domestic or foreign, in which the Company has or obtains a proprietary interest of more than 50 percent by reason of stock ownership or otherwise.
     2. Grant to Participant.
          2.1 The Company hereby grants to Participant, subject to the terms and conditions of the Plan and this Agreement, an SAR with respect to an aggregate of                      shares of Stock. This SAR consists of the right to receive, upon exercise of the SAR (or any portion thereof), shares of Stock in an amount whose Fair Market Value (as defined in the Plan) is equal to the excess of (X) the Fair Market Value of the Stock on the date or dates upon which the Participant exercises this SAR, or any portion thereof, over (Y) the Conversion Price (as that term is hereinafter defined) of such shares. That number of shares shall be reduced by the number of shares of Stock whose Fair Market Value is equal to the amount of tax required to be withheld by the Company or a Parent or Subsidiary as a result of the grant or exercise of this SAR. No fractional shares shall be issued pursuant to this SAR.
          2.2 The conversion price per share for this SAR shall be: $                    , the Fair Market Value on the date of grant (the “Conversion Price”).
     3. Terms and Conditions.
          3.1 Exercisability. The SAR evidenced hereby is subject to the terms and conditions of any existing employment agreement between the Company and the Participant (including extensions, renewals, amendments and successors thereto if the provisions relating to SARs are not modified (and if modified, such modifications shall only apply to SARs granted concurrently with or after the date of such modification, and the existing agreement shall govern the SAR evidenced hereby)) as it relates to all terms except: the Conversion Price; the number of shares determined in paragraph 2.1 above; and the expiration date defined in this section. In the absence of an existing employment agreement or if the employment agreement is silent as to the terms and conditions in this Section 3, the SAR evidenced hereby is subject to the following terms and conditions:
               A. Expiration Date. The SAR shall expire at 5:00 p.m., Pacific Standard Time on                      or such earlier time as may be required by the Plan or this Agreement if the Participant’s employment with the Company or a Parent or Subsidiary is terminated.
               B. Exercise of SAR. In order to exercise this SAR, the Participant or any other person or persons entitled to exercise this SAR shall give written notice to the Committee specifying the number of shares with respect to which the SAR is being exercised, which notice must be received while this SAR is still exercisable. This SAR is not exercisable until Participant has performed services for the Company or for a Parent or Subsidiary for a period ending on the date specified in clause (i) below. Thereafter, the SAR shall be exercisable in cumulative installments as follows:

                         (i) The first installment shall consist of 25 percent of the shares subject to this SAR and shall become exercisable on                      (the “Initial Exercise Date”).
                         (ii) The second installment shall consist of 25 percent of the shares subject to this SAR and shall become exercisable on the first anniversary of the Initial Exercise Date.
                         (iii) The third installment shall consist of 25 percent of the shares subject to this SAR and shall become exercisable on the second anniversary of the Initial Exercise Date.
                         (iv) The fourth installment shall consist of 20 percent of the shares subject to this SAR and shall become exercisable on the third anniversary of the Initial Exercise Date.
     3.2 Unexercised Portion of SAR. The unexercised portion of this SAR may not be exercised after Participant terminates employment with the Company, its Parent and Subsidiaries, except as otherwise provided in paragraph 3.3 below; provided, however that this SAR may not at any time be exercised in part with respect to fewer than the lesser of (i) 50 shares or (ii) the number of shares which remain to be purchased pursuant to this SAR.
     3.3 Exercise Upon Death or Termination of Employment. If Participant’s employment with the Company, its Parent and Subsidiaries are terminated because of death, or if Participant dies within three months of termination of employment with the Company, its Parent and Subsidiaries, this SAR may be exercised, to the extent that Participant was entitled to do so at the date of termination of employment, by the person or persons to whom Participant’s rights under this SAR pass by will or applicable law, or if no such person has such rights, by his executors or administrators, at any time, or from time to time, within one year after the date of such termination of employment, but in no event later than the expiration date specified in paragraph 3.1. If Participant’s employment by the Company, its Parent and Subsidiaries terminates for any reason other than death, Participant may exercise this SAR, to the extent Participant was entitled to do so at the date of termination of employment, at any time or from time to time, within three months after the date of termination of employment, but in no event later than the expiration date specified in paragraph 3.1.
     3.4 Committee Discretion. The Committee, in its discretion, may accelerate the exerciseability of the balance, or some lesser portion, of the Participant’s unexercisable SAR at any time, subject to the terms of the Plan and in accordance with any written agreement between the Participant and the Company. Is so accelerated, the SAR will be considered as exercisable as of the date specified by the Committee or an applicable written agreement.
     3.5 Limits on Transferabilty. This SAR may be transferred to a trust in which the Participant or the Participant’s spouse control the management of the assets. With respect to a SAR, if any that has been transferred to a trust, references in this Agreement to exercisability related to such SAR shall be deemed to include such trust. No interest of Participant under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

     3.6 Adjustments. If there is any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares of Stock, or of any similar change affecting the Stock, the number and class of securities subject to this SAR, the Conversion Price per share, and any other terms of this Agreement then the Committee will make appropriate and proportionate adjustments (including relating to the Stock, other securities, cash or other consideration which may be acquired upon exercise of this SAR) that it deems necessary. Any adjustment so made shall be final and binding upon the Participant.
     3.7 No Rights as Stockholder. Participant shall have no rights as a stockholder with respect to any shares of Stock subject to this SAR until the SAR has been exercised and shares of Stock relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.
     3.8 No Right to Continued Performance of Services. This SAR shall not confer upon the Participant any right to continue to be employed by the Company or any Parent or Subsidiary nor may it interfere in any way with the right of the Company or any Parent or Subsidiary for which Participant performs services to terminate Participant’s employment at any time.
     3.9 Compliance With Law and Regulations. This SAR, its exercise and the obligation of the Company to issue shares of Stock under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to the Participant and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (A) the listing of such shares on any stock exchange on which the Stock may then be listed and (B) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.
     3.10 Certain Corporation Transactions. Nothing in the Plan or this Agreement will in any way prohibit the Company from merging with or consolidating into another corporation or from selling or transferring all or substantially all of its assets, or from distributing all or substantially all of its assets to its stockholders in liquidation, or from dissolving and terminating its corporate existence, and in any such event (other than a merger in which the Company is the surviving corporation and under the terms of which the shares of Stock outstanding immediately prior to the merger remain outstanding and unchanged), the Participant will be entitled to receive, at the time this SAR or portion thereof would otherwise become exercisable, subject to the terms of this SAR, the same shares of stock, cash or other consideration received by stockholders of the Company in accordance with such merger, consolidation, sale or transfer of assets, liquidation or dissolution.
     4. Investment Representation. The Participant must, upon demand by the Company, promptly furnish the Company, prior to the issuance of any shares of Stock upon the exercise of all or any part of this SAR, an agreement in which the Participant represents that the shares of Stock acquired upon exercise are being acquired for investment and not with a view to the sale or distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares of Stock upon exercise of this SAR is a condition precedent to the right of the Participant to acquire any shares of Stock. The Company will have the right, at its election, to place legends on the certificates representing the shares so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.
     5. Participant Bound by Plan. Participant acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Company hereby agrees to provide the Participant with any amendments to this Plan which may be adopted prior to the expiration date specified in Section 3.1.
     6. Notices. Any notice hereunder to the Company must be addressed to: MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: 2005 Omnibus Incentive Plan Administrator, and any notice hereunder to Participant must be addressed to the Participant at Participant’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.
     7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute one and the same instrument. Each party further agrees that an electronic, facsimile or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Nevada law.
     8. Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.
     9. Arbitration. Except as otherwise provided in Exhibit A to this Agreement (which constitutes a material provision of this Agreement), disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit A hereto.
     10. Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.
     11. Severability. Any portion of this Agreement that is declared contrary to any law, regulation or is otherwise invalid, shall be deemed stricken without impairing the validity of the remainder this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first written above.

MGM MIRAGE

By:

Name:
Title:

PARTICIPANT:

EXHIBIT A
ARBITRATION
This Exhibit A sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit A shall be considered to be a part of the Agreement.
1.	Except for a claim by either Participant or the Company for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Agreement or the breach hereof including without limitation any claim involving the interpretation or application of the Agreement or the Plan, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. [This Exhibit A covers any claim Participant might have against any officer, director, employee, or agent of the Company, or any of the Company’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them.] The promises by the Company and Participant to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

2.	Claims Subject to Arbitration. This Exhibit A contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justiciable under applicable state or federal law are covered by this Exhibit A. Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees.

3.	Non-Waiver of Substantive Rights. This Exhibit A does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Participant’s right to pursue those rights and remedies in a judicial forum. By signing the Agreement and the acknowledgment at the end of this Exhibit A, the undersigned Participant voluntarily agrees to arbitrate his or her claims covered by this Exhibit A.

4.	Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Participant and the Company must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that the Company and Participant are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit A, give written notice of a claim pursuant to Section 6 of the Agreement. In the event such notice is to be provided to the Company, the Participant shall provide a copy of such notice of claim to the Company’s Executive Vice President and General Counsel. Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

5.	Selecting an Arbitrator: This Exhibit A mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

6.	Representation/Arbitration Rights and Procedures:
a.	Participant may be represented by an attorney of his/her choice at his/her own expense.

b.	The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit A shall provide for the broadest level of arbitration of claims between the Company and Participant under Nevada or applicable federal law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.	The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.	The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.	The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment.

f.	The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Participant or the Company may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a post hearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.	Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

7.	Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.
a.	Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit A and to enforce an arbitration award.

b.	In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Participant which is subject to arbitration under this Exhibit A, Participant hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Participant’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit A.
8.	Fees and Expenses: The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Participant is the party initiating the claim, Participant will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Participant is (or was last) employed by the Company. Participant and the Company shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).
9.	The arbitration provisions of this Exhibit A shall survive the termination of Participant’s employment with the Company and the expiration of the Agreement. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit A.
10.	The arbitration provisions of this Exhibit A do not alter or affect the termination provisions of this Agreement.
11.	Capitalized terms not defined in this Exhibit A shall have the same definition as in the Agreement to which this is Exhibit A.
12.	If any provision of this Exhibit A is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit A. All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT
BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT A IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT A CONSTITUTES A MATERIAL TERM AND CONDITION OF THE RESTRICTED STOCK UNITS AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT A, AND THEY AGREE TO ABIDE BY ITS TERMS.
The parties also specifically acknowledge that by agreeing to the terms of this Exhibit A, they are waiving the right to pursue claims covered by this Exhibit A in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit A does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit A voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit A.
Participant further acknowledges that Participant has been given the opportunity to discuss this Exhibit A with Participant’s private legal counsel and that Participant has availed himself/herself of that opportunity to the extent Participant wishes to do so.

PARTICIPANT	THE COMPANY

By: